Exhibit 10.50

STRATEGIC RESELLER AGREEMENT

Between:

Voice Mobility Inc., 13777 - 180, Commerce Parkway, Richmond, BC V6V 2X3, Canada ("VMI")

And:

Equipoa y Control Division Commercial, S.A. de C.V. (Nakotec),; Guillerno Gonzales Camerena 1600 1L Col. Santa Fe, Mexico City

This agreement is dated December 13, 2002.

VMI and the Reseller named above agree that the following terms and conditions will govern the sale by VMI to Reseller of the UCN 200 Messaging Software and Solutions covered by this Agreement. All schedules, and other appendices attached to this Agreement are incorporated in its terms.

1. Scope of the Agreement

1.1 In this Agreement, the word "Reseller", means the person, or entity, named as the Reseller. The words "VMI", "us", "our" and "VMI" each mean Voice Mobility Inc. The term "us" may also be used on occasion to refer to Voice Mobility Inc., and Reseller collectively when it is clear from the context that the term means the two parties together. The term "affiliate" means any company wholly or majority owned, or controlled, Reseller, or the parent of Reseller.

1.2 For the Term of this Agreement,; VMI appoint Reseller as a non-exclusive Value-Added Reseller for the Territories and Markets in Schedule C, for the UCN 200 Messaging Software and Solutions on Schedule A of this Agreement ("the products"), as that Schedule may be amended from time to time by mutual agreement. Under the provisions of this Agreements the parties will mutually establish an annual sales goal for Reseller of the volume of Products which Reseller are to purchase from VMI, and VMI will be entitled to terminate this Agreement under Section 15, if Reseller fail to meet that goal.

1.3 The intent of this Agreement is to offer Reseller a discount on the Products Reseller purchases from us. Reseller represents that they will incorporate any Products purchased under this Agreement with other hardware, or software, of their manufacture, assembly, or design, which Reseller will then market in the regular course of their business and under the Reseller name for sale, lease, or rent, to Resellers end user customers. In granting Reseller any discounts, VMI is relying on that representation, and Reseller will forfeit those discounts if Reseller does not comply with it.

1.4 The pricing and discounts provided to Reseller under this Agreement will apply only to the Products listed on Schedule A, and Reseller will not be entitled to purchase any other products from us without our written consent. Reseller also agree that Reseller will not be entitled to any commission, or compensation, from us on any Products Reseller resells to its customers.

1.5 Resellers resale of the Products will be for Resellers own account and at Resellers own risk. Reseller are responsible for the selection of the Products, their ability to achieve the results Reseller intend, their use with Resellers software, peripherals and integrated systems, and the performance Reseller and their customers obtain from using them. Any technical support for the Products, hardware, software, peripherals, and integrated systems, which Reseller sells, or licenses, will also be solely Resellers responsibility, unless both of us agree otherwise.

1.6 Reseller agrees that, unless Reseller receive our prior written consent (by amendment to this Agreement, or otherwise) Reseller may not assign any rights here to others or appoint any sub resellers, sub dealers, or agents, to resell the Products to others.

1.7 Each of Resellers Purchase and Change Orders, and each of our acknowledgement forms will incorporate the tenents of this Agreement, whether or not this Agreement is specifically intentioned. As stated in Paragraph 22.2, this Agreement supersedes any terms, or conditions, contained on printed forms submitted with purchase orders, sales acknowledgements, or invoices. When ordering the Products, the only affect of any term of Resellers purchase order will be to provide us with the following information:

(a) Software version number
(b) Quantity of user licenses
(c) Requested shipping date
(d) Delivery instructions, including ship-to address
(e) Any other special information required by this Agreement

1.8 Reseller must submit any purchase order for Products at least 30 days in advance of the shipment date Reseller are requesting for that order. Neither Reseller, nor VMI, will be bound, by any order until VMI accepts it, but at that time both of us will be bound and a contract will exist under the terms of this Agreement. Once VMI have accepted Resellers order, Reseller cannot cancel, or reschedule it except under the conditions expressly stated in this Agreement.

2. Products

(a.) The products covered by this Agreement ("Products") are those products listed and described on Schedule A, and updates, enhancements and new versions that are substantially similar thereto and that are marketed under the same nomenclature. "Software Products" are (1) computer programs or instructions, which are Products or included in Products and (ii) documentation provided by VMI that is related to any Product.

(b.) End-User Documentation is documentation specifically identified in writing by VMI as provided for and users. VMI reserves the right to change or modify the design of or discontinue any of the Products any time.

(c.) Software Products are licensed and not sold; any references herein to the sale or price of any Software Products or any copy thereof refers to the license and license fee thereof. Reseller will in no event be entitled to receive or have any access to any source code of the software products.

3. Warranty Disclaimer

VMI makes no warranties to Reseller with respect to the Products or any services and disclaims all implied warranties, including warranties of merchantability, non-infringement and fitness for a particular purpose, other than those provided for in Paragraph 12 of this Agreement.

4. Term

4.1 This Agreement will begin on the Effective Date listed above, and will terminate twelve months later (the "Term") unless either of us terminates it earlier under its provisions. At the expiration of the Term, the Agreement will be renewed on its anniversary date for additional periods of one year each, unless either of us notifies the other than the Agreement will not be renewed. Any purchase order for Products must be received, and accepted, while the Agreement is actually in force.

5. Shipment and Risk of Loss

5.1 VMI will pack the product for shipment, and storage to meet commercial standards. Unless Reseller provides VMI with special written instructions regarding shipment, VMI will choose the method of shipment and carrier to be used.

5.2 VMI will use reasonable efforts to meet the shipment date Reseller request for each item, but VMI may delay the scheduled shipment date if unforeseen problems prevent us from meeting it. VMI will notify Reseller promptly when any shipment will be delayed. It VMI is negligent in failing to ship the Products to Reseller within 90 days of its scheduled shipment date, Reseller have the right to cancel the order (and/or terminate this Agreement) without being liable to VMI for any Products except those units VMI have already shipped to Reseller. But, VMI will not be liable to Reseller for any expenses or damages, because of that delay.

5.3 Reseller will have the right to make reasonable changes in requested shipment dates if Reseller notifies VMI at least 15 days in advance of the scheduled shipment date. Reseller may reschedule the order only once, and the reschedule date may not be later than 120 days from the original shipment date. Any other attempt to reschedule an order will be considered as cancellation, subject to the provisions of Paragraph 15.3.

5.4 Title and risk of loss, or damage, will pass to Reseller. FOB our premises. Transportation will then be at Resellers risk and any loss or damage after our delivery to the carrier will be Reseller's responsibility, and will not relieve Reseller of any payment obligations to us.

6. Prices

6.1 VMI will sell the Products to Reseller at the prices specified in Schedule B of this Agreement. VMI reserve the right to change the price of any item effective 60 days after our written notice to Reseller or the change. A price increase will not apply to any order VMI have accepted from Reseller before the date of our notice if the scheduled shipment date is less than 60 days from the date of the order.

7. Sales Goals and Earned Discounts

7.1 The intent of this Agreement is to offer Reseller a discount, based on Resellers commitment to attain certain sales volumes of Products during the Term. Ongoing eligibility for the discount however, is contingent upon Resellers prompt payment of all shipments VMI make to Reseller. Moreover, failure to attain the agreed sales volumes may result in the cancellation of the Agreement.

7.2 At the beginning of each year of the Term, VMI and Reseller, will mutually establish an annual sales goal for Reseller for the following 12 months ("Annual Sales Period"). That sales goal will then be summarized on Schedule B to this Agreement. On a quarterly basis, the parties will then review Resellers performance against that goal.

7.3 VMI will bill Reseller for each order under this Agreement at the pricing shown in Schedule B to this Agreement.

8. Promotional Responsibilities

8.1 Reseller agrees to use best efforts to actively promote the sale of the Products, and to meet, or exceed the written sales goals, which VMI mutually establish for Resellers operation. To insure that Reseller can demonstrate the Products, and respond to customer requests for immediate delivery, Reseller will carry at least the minimum level of demonstration products that VMI recommend for effective operation. Unless VMI agrees otherwise, Reseller will bear all costs of Resellers operation, and Resellers promotion, advertising, distribution, storage, and product support for the produce.

8.2 Reseller will maintain an adequate, and aggressive sales organization to assure maximum distribution and market penetration. Reseller will insure that their sales and technical personnel are VMI trained, and Reseller will support VMI Products with at least the same level of service, and sales activity that Reseller devotes to the products of other manufacturers which Reseller distributes.

8.3 Reseller will offer and sell the Products only with VMI product specifications and warranty, and Reseller will not make any claims, or representations, about the Produce other than those contained in the current product literature with which VMI furnishes

Reseller for those Products. At our request, Reseller will furnish us with copies of Resellers standard Sales Agreements. Reseller will also be responsible for installing the Products in accordance with our manuals, or other instructions.

8.4 During the Term, Reseller will prepare, and submit to us the following reports:

Monthly: A rolling purchase forecast, for at least the next three months following the month of the report.

Quarterly: A sales forecast by dollar volume for at least the next six months following the month of the report.

Annually: On or before each October 31st a Sales and Marketing Plan for the following calendar year.

In addition, Reseller will prepare, and submit, other reports as VMI may reasonably request from time to time on such subjects as Resellers financial condition; Reseller market plans and sales strategies; Resellers monthly sales activity and inventory levels; and the activities of our competitors. Reseller understand that VMI can offer Reseller substantially better lead times for delivery if Reseller forecasts purchase requirements to as MI requests. Reseller will also advise us of any new market requirements for messaging products to enable us to determine if VMI should direct development efforts toward those needs.

8.5 VMI will supply Reseller with reasonable quantities of demonstration software, product brochures, manuals, and other publications to assist Reseller in the sale of the Products; VMI may charge Reseller our standard fee for particular promotional items, or large quantities of literature. VMI will also exercise all reasonable efforts to provide Reseller with timely notice of new models, releases, updates, and improvements in functionality; or product performance, of the Products.

8.6 During the initial term of this Agreement the Reseller will present VMI Products to the companies and at least the minimum number of potential customers detailed in Schedule D of the Agreement.

9. Payment

9.1 The parties agree that each deal may have differing payment terms and, as such, will be negotiated based upon the requirements of the particular customer, the size of the opportunity and product required. It is understood that whatever payment terms are negotiated they will respect the commercial requirements of both parties.

9.2 If Reseller asks us to establish a credit line, or other payment terms, for Reseller, Reseller will supply us with whatever periodic financial information VMI may reasonably request information about Reseller operations to enable us to evaluate the feasibility of doing so.

9.3 Any credit VMI may advance Reseller is based upon our evaluation of Resellers financial condition, and prompt payment history. Any amount due which Reseller have not paid us by its due date will be considered delinquent., In that event, VMI may withdraw credit to Reseller, cancel any further orders, or require Reseller to post an appropriate letter of credit, or to make full, or partial, payment in advance. Reseller also agrees that on any delinquent amounts, VMI may invoice, and collect, from Reseller all costs (including reasonable legal fees) which VMI may incur to collect the delinquent amount. Reseller will also owe VMI a late payment charge on the delinquent balance equal to 21.45 percent per month, or the legal maximum, whichever is less.

9.4 If VMI requests Reseller to do so as a condition to advancing Reseller credit under this Agreement, Reseller will grant to us a purchase money security interest in each of the Products which Reseller orders from VMI to secure payment of the unpaid balance of the purchase price outstanding for such Products, plus any other applicable charges, and all reasonable attorney's fees and court costs incurred by us in enforcing this Agreement. This purchase money security interest would permit us to take back the Products if Reseller fails to pay for them in accordance with the terms of this Agreement. Reseller agrees that VMI may then file a financial statement if permitted by law, and that VMI may file as such a financing statement a carbon photographic, or other reproduction of this Agreement, and Resellers orders. At our request Reseller will also execute whatever additional documents VMI may need to perfect our security interest in such Products.

10. Taxes and Other Additional Charges

10.1 Reseller will pay all sales, use, duty, excise, and other taxes on the Products (except those on our net income, or net worth) unless Reseller furnishes VMI with a valid resale or exemption certificate. Reseller will also be responsible for reporting the Products for personal property tax purposes, and for payment all domestic transportation costs, insurance charges, customs duties, and loss, or damage settlements. Our prices for the Products do not include such taxes, or charges, where applicable, they will be added to Resellers total invoice amount.

11. Support Services, Parts, and Documentation

11.1 From time to time, at Resellers request, VMI will assist Reseller in training Resellers employees in the use, operation, sale, service, and support of the Products; the terms of that training will be governed by a separate support agreement between the parties. Any documentation, schematics, maintenance materials, tools, test equipment, diagnostic software, and associated materials used by our personnel to install, or maintain, the Products on Resellers behalf, or on behalf of Resellers customer, will be considered our Proprietary Information, and will remain our exclusive property.

11.2 VMI will sell Reseller those accessories, supplies, and tools that VMI generally makes available to customers, and at our standard prices. Their availability and prices may change at any time without notice to Reseller.

11.3 VMI will provide Reseller with reasonable amounts of all operational, maintenance, and other documentation Reseller may need to resell, install, use, and maintain the Products, and to integrate with Resellers other products, or systems. Reseller may incorporate that documentation into Resellers own materials, if Reseller complies with the applicable requirements of our Software License Agreement and Sections 16, and 19 of this Agreement.

11.4 VMI will also provide Reseller with those standard modifications, and upgrades to the Products, and software programs, which VMI generally offer our other customers at the pricing provided in Schedule B of this Agreement.

12. Product Warranty

12.1 VMI warrant that any Product sold to Reseller under this Agreement will conform to our then-current published specifications, and will be free from defects in materials, and workmanship, under normal use and service. This warranty is limited to the warranty period specified for that product specified in Schedule A; that period will begin to run from the date of our shipment to Reseller.

12.2 Except as to title, this is our only warranty for the Products. VMI expressly disclaims all other warranties, guarantees or remedies, whether express, implied or statutory including any implied warranty of merchantability, or fitness, for a particular purpose. VMI also disclaims any implied warranty arising out of trade usage, or out of a course of dealing or course of performance. VMI does not guarantee the integrity of data, or warrant that the Products will operate uninterrupted or error-free. And in no event shall our liability to Reseller exceed the limitations specified in Section 14.

13. Patent Indemnity

13.1 At our expense, VMI will defend Reseller against any claim that any Product, or documentation, sold to Reseller under this Agreement infringes a United States, or Canadian patent, or copyright. VMI will pay all costs, damages and attorney's fees that a court finally awards as a result of such a claim. But, Reseller must give us prompt written notice of the claim, cooperate fully with us in its defense, and give us sole authority to control the case, and any related settlement negotiations. VMI will not be responsible for any settlement made without our written consent.

13.2 If, in our opinion, any Product is likely to become the subject of such a claim, Reseller will permit us, at our option and expense, to attempt to either secure for Reseller the right to continue using the Product, or else replace, or modify it so that it becomes non-infringing without materially affecting Reseller ability to use it. If neither of these alternatives is available on terms which appear to us to be reasonable, then Reseller will return the Product to us at our request, and VMI will refund the purchase price to Reseller, less a reasonable amount for use, damage, or obsolescence.

13.3 VMI will not be obligated to Reseller under this Section for any claim which is based upon: (a) modification of the Product by Reseller, Reseller customer, Or any third party, (b) our compliance with Reseller designs, software, specifications, or instructions; or (c) the combination, or interconnection of the Product with any other product, device, or system VMI did not supply.

13.4 The limitation on our liability contained in Paragraph 14.2 does not apply to our indemnity obligations to Reseller under this Section. However, Reseller does agree that our total liability to Reseller under this section for all patent, and copyright infringement claims, shall not exceed the greater of: (a) the total purchase price of all Products Reseller may have purchased under this Agreement, or (b) US$2 million.

14. Limitation of Liability and Remedies

14.1 Reseller exclusive remedies concerning our performance or nonperformance are those expressly stated in this Agreement. Under no circumstances will VMI be liable for loss of data, re-procurement, costs, host revenue, or profits, or for any other special incidental, or consequential damages, even if they are foreseeable, or Reseller has informed us of their potential. VMI will also not be liable for any damages claimed by Reseller based upon any third-party claim.

14.2 Our total liability to Reseller for damages under this Agreement will not exceed the greater of US$100,000., or the price Reseller paid us for the Products at issue in Resellers claim. This limitation will apply regardless of the form, of action (i.e., whether the lawsuit is in contract, or in tort, including negligence).

15. Termination for Convenience

15.1 Either VMI, or Reseller may terminate this Agreement at any time for any reason by giving at least 90 days prior written notice to the other. Neither the expiration, nor the earlier termination of this Agreement shall release either party from any obligation, which has accrued as of the date of termination.

15.2 If VMI terminates this Agreement for our convenience (and not because of Resellers default), VMI will honor any confirmed purchase orders which Reseller may have submitted prior to our notice of termination if they provide for delivery not more than 90 days after termination of the Agreement.

15.3 If Reseller cancels an order, or terminates this Agreement for Reseller convenience (and not because of our default) Reseller must give us written notice, as provided for in Paragraph 15.1 Reseller will then owe VMI for the following cancellation charges on any outstanding orders. For any Product in our standard product line which Reseller cancel within 30 days, or less, of its scheduled shipment date, Reseller will owe VMI a cancellation charge equal to 10 percent of the list price of that item. There will be no cancellation charges for any standard product if VMI receives Resellers cancellation notice more than 20 days before its scheduled shipment date. VMI reserves the right to impose greater cancellation charges for any Product, which VMI customizes for Reseller in some way.

15.4 Except as expressly stated in this Agreement, neither party will be liable to the other for any damages, or compensation, due to the termination of this Agreement. This waiver includes any possible claims under any state franchise law, as well as any claims for the loss of present, or future profits, for reimbursement for any investments or expenditures made in connection with this Agreement, or for any goodwill of a business.

16. Proprietary Information

16.1 During the course of our relationship under this Agreement, each party may be given access to confidential, or proprietary information of the other. VMI and Reseller will each exercise due diligence to maintain in confidence any such information disclosed by one to the other. If the information is furnished on a confidential basis and marked or identified as confidential, or proprietary when first disclosed ("Proprietary Information"). Our Proprietary Information may include the documents VMI supply Reseller to aid in the installation, operation, test, or maintenance of the products; Reseller may include information about Reseller hardware, software, or marketing strategy, which VMI may need to bid, or supply, products to Reseller. As used here, the term "due diligence" means the same precaution, and standard of care which the receiving party uses to safeguard its own proprietary information, but in no event less than reasonable care.

16.2 The receiving party may not reproduce, distribute, or disclose any Proprietary Information to others, or use it for any commercial purpose outside this Agreement without first obtaining the written permission of other party which furnished it. In particular, VMI and Reseller will each ensure that all employees who are given access to the Proprietary Information of the other will be required to hold that Information in confidence, and to use it only in the course of their employer's business.

16.3 This Section does not impose any obligation on either of us if the information is: (1) publicly known at the time of disclosure; (2) already known to the receiving party at the time; (3) furnished by the disclosing party to others without restrictions on its use or disclosure; or (4) independently developed by the receiving party without use of the Proprietary Information. Unless VMI agrees otherwise, the obligations under this Section will expire five years after the date of our last shipment to Reseller under this Agreement.

16.4 This Agreement does not grant Reseller any license under any patents or other industrial property rights VMI may own, control, or be licensed to use, except the right to buy, sell, and deal in the Products VMI furnishes Reseller. In particular, Reseller acknowledges that this Agreement does not grant Reseller any right to manufacture the Products under any circumstances.

17. Default

17.1 Neither VMI, nor Reseller will be liable to the other for any delay, or failure to perform if that delay or failure results from a cause beyond its reasonable control.

17.2 Either party will be considered to be in default if any of the following occurs:

(a) It assigns this Agreement or any of its rights under this Agreement in violation of Section 22.

(b) It fails to perform any material obligation under this Agreement, including the obligation to pay amounts when due.

(c) It makes an assignment for the benefit of its creditors, or a receiver, trustee in bankruptcy, or similar officer is appointed to take charge of its assets.

(d) It files for relief under state, or federal bankruptcy laws.

(e) There is a substantial change in its ownership. In that event, the non-defaulting party may terminate this Agreement if the other has failed to take corrective action within 30 days after its receipt of a notice of default and intent to terminate.

18. Export Controls

18.1 Reseller will not export any Products, software, documentation, or other products, or technical data, furnished to Reseller under this Agreement without first obtaining the necessary export licenses. If Reseller intends to export any of those items. Reseller must determine whether an export license will be required and, if it is, then obtain that license from the appropriate export control authorities. Reseller's obligations under this Section will continue even after this Agreement ends.

19. Use of our Trademarks

19.1 Reseller acknowledges that:

VMI owns all rights, titles, and interests in the Voice Mobility Inc., name and logotype.

19.2 During the term of this Agreement Reseller may indicate to the public, and the trade that Reseller is an authorized Value Added Reseller of the Products. With our prior written approval, Reseller may also use certain VMI trademarks, and trade names to promote , and solicit sales of the products and licensing of associated software, if Reseller strictly complies with our instructions regarding their use. But, Reseller will not adopt, or use, those trademarks, or trade names-or any confusingly similar word, or symbol as part of Resellers company name,-or (to the extent Reseller have power to prevent such use) allow others to use such names, or marks.

19.3 At the explanation, or termination of this Agreement, Reseller will immediately discontinue any use of all VMI names, and trademarks, as well as any other combination of words, designs, trademarks, or trade names that would indicate that Reseller are, or were, a Value Added Reseller of the Products.

19.4 If Reseller intends us integrate any of our documentation into Resellers own manuals, and if VMI grant Reseller permission to do so, Reseller agrees to protect our underlying copyright in any of the materials, which originate with us. If VMI permits Reseller to reproduce any portion of materials for which VMI, or our suppliers, may hold a copyright, Reseller will annotate the material with an appropriate legend (which VMI must approve) denoting the copyright.

Materials supplied by our licensors may require a different annotation, Reseller also agree that Reseller will not remove any proprietary notices including those in the media, or log on presentations from any products, user manuals, or other material, originating from us, or from any of our software licensors, or supplies, unless VMI have given Reseller explicit written authorization in advance to do so.

20. Dispute Resolution

20.1 Canadian law governs this Agreement, VMI and the Reseller will attempt to settle any claim, or controversy arising out of it through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, then the dispute will be mediated by a mutually accepted mediator to be chosen by VMI and the Reseller within 45 days after written notice by one of us demanding mediation. Neither of us may unreasonably withhold consent to the selection of a mediator, and VMI and the Reseller will share the costs of the mediation equally. By mutual agreement, however, VMI and the Reseller may postpone mediation until each has completed some specified, but limited, discovery about the dispute. The parties may also agree to replace mediation with some other form of non-binding alternative dispute resolution.

20.2 Any dispute, which VMI cannot resolve between us through negotiation or mediation, within six months of the date of the initial demand by either of us may then be submitted to the courts within Canada and the Province of British Columbia for resolution. Nothing in this Paragraph will prevent either party from resorting to judicial proceedings in (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful, or (b) interim relief from a court is necessary to prevent serious, and irreparable injury to one party, or to others.

21. Assignment

21.1 Neither party may assign this Agreement, or delegate its performance under it without the prior written consent of the other. Reseller agree, however, that VMI may assign this entire Agreement to our parent, or other affiliate, or sell, transfer, or assign to a financing institution our rights to receive payment from Reseller.

22. General

22.1 Notices under this Agreement must be sent by telegram, telex, telecopy, registered or certified mail to the appropriate party at its address stated on the first page of this Agreement for to a new address if the other has been properly notified of the change). If sent to VMI, the notice must be addressed to the EVP, Business Development. A notice will not be effective until the addressee actually receives it.

22.2.1 This contract represents the entire agreement between us regarding this subject and the Products VMI are to be sell Reseller under it. It supersedes any terms or conditions, contained on printed forms submitted with purchase orders, sales acknowledgments, or invoices. It also supersedes all previous oral, or written, communications, between us regarding the subject. This Agreement may not be modified, or waived, except in writing, and signed by an officer, or other authorized representative of each party. If any provision is held invalid, all other provisions shall remain valid, unless such invalidity would frustrate the purpose of our agreement.

22.3 This agreement is deemed to duly executed in counterpart (via fax)

22.3 Finally each party acknowledges that it has read this Agreement, understands it, and agrees to be bound by these terms.

All of which is understood and agreed to by VMI and the Reseller.

On behalf of:
Equilpoa y Control Division Commercial, S.A. de C.V. (Nelotec)
Gullerno Gonzalez Camarena 1600 11 Col. Santa Fe, Mexico City
Signature: /s/ Manuel Rotas
Print name: Manuel Rotas
Title: President

On behalf of:
Voice Mobility Inc., 4190 Lougheed Highway, Suite 100
Burnaby, British Columbia, CANADA V5C 6A8
Signature: /s/ James Hutton
Print name: James Hutton
Title: President

SCHEDULE A

Products

Voice Mobility Enhanced MessagingTM UCN 200 Software Suite

SCHEDULE B

1.0 Pricing (Per Subscriber)

SOFTWARE

0-999,999 1M - 4,999,599 5M - 9,999,999 10M+	$ 2.50 $ 2.00 $ 1.25 $ 0.90	$ 0.75 $ 0.50 $ 0.20 $ 0.15	$ 1.00 $ 0.75 $ 0.50 $ 0.35	$ 4.25 $ 3.25 $ 1.95 $ 1.40	$ 3.40 $ 2.80 $ 1.56 $ 1.12
Maintenance - Tier IV Support: 15% Annually

Notices: See Appendix A for details on Features & Functions set

HARDWARE (If supplied by Voice Mobility)

0-999,999 1M - 9,999,999 10M+	$ 0.95 $ 0.85 $ 0.75	$ 0.03 $ 0.03 $ 0.03	$ 0.31 $ 0.31 $ 0.31	$ 1.29 $ 1.19 $ 1.12
Maintenance: 3 years 7/24, 4 hr. response: Included

Notes: See Appendix B for details on Hardware Configurations set
UM Configuration - 90% VM and 10% UM

UC Configuration - 80% VM, 10% UM and 10% UC

1.1 Recommended Customer Pricing.
Voice Mobility expects the Channel Partner Pricing as shown will allow the Channel Partner a 100% mark up on pricing to their Customers.

2.0 Professional Services when provided by VMI

Training

Training - Tier 2	$1,500/per person/per day

At the customer's location, VMI will train the personnel who will be responsible for Tier 2 support. Travel and accommodations extra. A limited number of observers may attend at no cost, subject to the agreement of VMI.

Volume Pricing
3 - 5 students - $700/per student/per day
over 5 Students - $500/per student/per day

Training - Tier 1	$1,000/per person/per day

At the customer's location, VMI will train Customer Service Representatives and Help Desk Representatives on the VMI Licensed Software suite. (Minimum class size 4 seats). Travel and accommodations extra. A limited number of observers may attend at no cost, subject to the agreement of VMI.

Volume Pricing
Up to 20 students - $1,000/per student/per day
20 - 40 students - $750/per student/per day
over 40 students - $500/per student/per day

Installation

Installation	$200/per hour/per Installer

At the customer's location, VMI will install, configure and perform field acceptance testing on the VMI Licensed Software suite. Travel and accommodations extra. The installation will take approximately 36 hours to install the VMI Licensed Software suite.

Seamless Migration Tool

Seamless Migration Tool	$250,000 - $500,000/Voicemail System
VMI will deliver a voicemail vendor specific migration tool to extract the voicemail subscriber'

SCHEDULE C

The Territories consists of the following areas only:

Mexico

Guatemala

Columbia

Venezuela

The Marketplace consists of:

Telecommunications Service Providers

Internet Service Providers

Wireless Service Providers

Communications Service Providers